                                                                   EXHIBIT 10.32




                      BLAST FURNACE GAS PURCHASE AGREEMENT

                                    between


                              ROUGE STEEL COMPANY
                                   as Seller

                                      and

                     DEARBORN INDUSTRIAL GENERATION, L.L.C.

                                    as Buyer

                               TABLE OF CONTENTS

                                                                                     Page

        SECTION 1
                DEFINITIONS..........................................................    2
                1.01    Certain Defined Terms........................................    2
                1.02    Interpretations; Headings....................................    5

        SECTION 2
                REPRESENTATIONS AND WARRANTIES.......................................    5
                2.01 Representations and Warranties of ROUGE.........................    5
                2.02 Representations and Warranties of DIG...........................    7

        SECTION 3
                CONDITIONS PRECEDENT.................................................    8
                3.01    Enforcement of DIG's Obligations.............................    8
                3.02    Enforcement of ROUGE's Obligations...........................    8

        SECTION 4
                OBLIGATIONS OF THE PARTIES...........................................    9
                4.01    Design.......................................................    9
                4.02    Governmental Permits and Approvals...........................    9
                4.03    Construction of the Project..................................   10
                4.04    Operation of Rouge BFG Facilities............................   10
                4.05    Operation and Maintenance of the Project.....................   11
                4.06    Reasonable Efforts and Cooperation...........................   11

        SECTION 5
                SALE AND PURCHASE OF BFG............................................    11
                5.01    Exclusive Customer..........................................    11
                5.02    Amount and Type of Service..................................    12
                5.03    Notice Requirements.........................................    13
                5.04    Disclaimer of Warranty......................................    14
                5.05    Risk of Loss................................................    14

        SECTION 6
                MEASUREMENT OF BFG..................................................    15
                6.01    Measurement of BFG..........................................    15
                6.02    Estimation of BFG When Metering Equipment is Not
                        Functioning.................................................    16

        SECTION 7
                [INTENTIONALLY BLANK]...............................................    17

        SECTION 8
                PAYMENT CALCULATIONS.................................................   18
                8.01    Payments.....................................................   18
                8.03    No Other Charges.............................................   18

        SECTION 9
                PAYMENTS; BILLING; INTEREST ON PAST-DUE AMOUNTS......................   19
                9.01    Payments.....................................................   19
                9.02    Billing......................................................   19
                9.03    Interest on Past-Due Amounts.................................   19
                9.04    Failure to Pay...............................................   20
                9.05    Disputed Invoices............................................   20

        SECTION 10
                ENVIRONMENTAL COMPLIANCE.............................................   20

        SECTION 11
                [INTENTIONALLY BLANK]................................................   21

        SECTION 12
                TERM OF THIS AGREEMENT...............................................   21
                12.01   Term of this Agreement.......................................   21
                12.02   Determination of BFG Delivery Date...........................   22

        SECTION 13
                FORCE MAJEURE........................................................   22
                13.01   Force Majeure................................................   22
                13.02   Restrictions.................................................   24
                13.03   Notification Obligations.....................................   24
                13.04   Other Consequences...........................................   25
                13.05   Meeting between the Parties..................................   25

        SECTION 14
                DEFAULT AND TERMINATION..............................................   25
                14.01   Events of Default............................................   25

        SECTION 15
                WAIVERS; AMENDMENTS AND MODIFICATIONS................................   28
                15.01   Waivers......................................................   28
                15.02   Amendments and Modifications.................................   28

        SECTION 16
                NOTICES..............................................................   28

                16.01   Notices......................................................   28

        SECTION 17
                ASSIGNABILITY........................................................   30
                17.01   Non-Assignability............................................   30
                17.02   Permitted Assignment.........................................   30

        SECTION 18
                LIABILITIES AND INDEMNITIES; LEGAL FEES;
                COMPUTATION OF DAMAGES...............................................   31
                18.01   Liabilities and Indemnities..................................   31
                18.02   Limitation of Liability......................................   32
                18.03   Duty to Mitigate.............................................   32

        SECTION 19
                DISPUTE RESOLUTION PROCEDURES........................................   33
                19.01   If A Dispute Arises..........................................   33
                19.02   Arbitration..................................................   34

        SECTION 20
                DIG'S FINANCING......................................................   34
                20.01   DIG's Financing..............................................   34

        SECTION 21
                MISCELLANEOUS........................................................   35
                21.01   Entire Agreement.............................................   35
                21.02   No Drafting Presumption......................................   35
                21.03   Independent Contractor.......................................   36
                21.04   Severability.................................................   36
                21.05   Governing Law................................................   36
                21.06   Confidentiality..............................................   36
                21.07   Damage, Destruction or Condemnation..........................   37
                21.08   Counterparts.................................................   38

        EXHIBIT A
                PROJECT SITE.........................................................   A-1

        EXHIBIT B
                ROUGE SITE...........................................................   B-1

        EXHIBIT C
                POINT OF METERING....................................................   C-1

        EXHIBIT D
                PRICING.............................................................    D-1

                      BLAST FURNACE GAS PURCHASE AGREEMENT

                  This BLAST FURNACE GAS PURCHASE AGREEMENT, dated as of
        January 13, 1999, is made by and between ROUGE STEEL COMPANY, a Delaware corporation ("ROUGE"), having offices at 3001 Miller Road, P.0 Box 1699, Dearborn, Michigan 48121, and DEARBORN INDUSTRIAL GENERATION, L.L.C., a Michigan limited liability company ("DIG"), having offices at 330 Town Center Drive, Dearborn, Michigan 48126.

                                    RECITAL

                  WHEREAS, ROUGE owns and operates a steel manufacturing facility in Dearborn, Michigan, which produces blast furnace gas in its manufacturing operations; and

                  WHEREAS, ROUGE intends to continue to operate the steel manufacturing facility; and

                  WHEREAS, DIG intends to construct an electric and steam generating facility near ROUGE's facility which can utilize the blast furnace gas; and

                  WHEREAS, ROUGE desires to sell blast furnace gas to DIG and DIG desires to purchase the blast furnace gas from ROUGE.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, ROUGE and DIG hereby agree as follows:

                                    SECTION 1

                                   DEFINITIONS

        1.01      CERTAIN DEFINED TERMS.

                  As used in this Agreement, the words, phrases and terms used herein shall be used in the ordinary meaning unless this Agreement clearly indicates otherwise or unless the same is hereinafter defined, in which instance, such word, phrase or term shall have the meaning attributed to it or as defined below:

                  "Agreement" shall mean this Blast Furnace Gas Purchase Agreement, as it may be amended, modified or supplemented from time to time.

                  "BFG Delivery Date" shall mean the date determined in accordance with Section 12.02.


        12.02.

                  "Blast Furnace Gas" or BFG" shall mean the blast furnace gas generated as a by product in the course of the normal operation of the Blast Furnaces.

                  "Blast Furnaces" shall mean the iron making facilities commonly referred to as the "B" and "C" "blast furnaces" which are presently located within the Rouge Site.

                  "BTU" shall mean the amount of energy required to raise the temperature of one (1) pound of pure water one (1) degree Fahrenheit from fifty-nine (59) degrees Fahrenheit to sixty (60) degrees Fahrenheit.

                  "Circulating Water" shall mean water drawn from the Detroit Industrial Process Water Pipeline at the Rouge Site and circulated through closed channels of various equipment to remove heat without contact with other process fluids.

                  "Companion Agreements" shall mean separate steam sales agreements between DIG and ROUGE, and DIG and FORD; electricity sales agreements between DIG and ROUGE and DIG and FORD; a treated water purchase agreement between DIG and ROUGE; a lease for the Project Site between DIG and ROUGE; an environmental indemnity agreement between DIG, FORD and ROUGE, and necessary easements granted to DIG by ROUGE, FORD or both; and all interconnection agreements among those parties which are necessary to carry out the purposes of the agreements.

                  "DIG BFG Facilities" shall mean those facilities of a quality and type reasonably required to deliver BFG from and including the Point of Interconnection to the Project's boilers including pipeline(s) and other facilities of a quality and type reasonably required in order to effectuate the purposes of this Agreement.

                  "FORD" shall mean the Ford Motor Company.

                  "Force Majeure" shall have the meaning provided for in Section 13.

                  "Governmental Authority" shall mean any federal, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity or other person or body authorized to make or enforce laws or regulations.

                  "HHV" shall mean the number of MMBTU produced by the complete combustion with air, at constant pressure, of one anhydrous (dry) cubic foot of BFG, at a temperature of sixty

        (60) degrees Fahrenheit and under a pressure of 14.73 psia; and when the products of combustion are cooled to the initial temperature of the BFG and air, all water formed by combustion is condensed to the liquid state.

                  "Laws" or "Law" shall mean all statutes, regulations, orders, decrees or rulings by any Governmental Authority applicable to the construction, maintenance and operation of the Facility.

                  "MMBTU" shall mean one million British Thermal Units (BTUs).

                  "Party" or "Parties" shall mean a signatory or the signatories to this Agreement and its or their successors and permitted assigns, as the case may be.

                  "Point of Interconnection" shall mean the BFG pipeline terminus located near the Powerhouse where the DIG BFG Facilities interconnect with the Rouge BFG Facilities.

                  "Point of Metering" shall mean the location as identified in Exhibit C hereto.

                  "Powerhouse" shall mean the existing power plant located at the Rouge Site that is jointly owned by FORD and ROUGE.

                  "Project" shall mean an approximately 550 MW complex with two natural gas fired combined cycle units with heat recovery steam generators, three blast furnace gas/natural gas boilers, one steam turbine and all ancillary transformers, transmission wires, meters and other associated equipment necessary to connect to existing infrastructure to be located adjacent to Miller Road in Dearborn, Michigan. The Parties agree that DIG may install an additional gas turbine generator with a nominal net capacity of approximately 160 MW. This unit shall be excluded from the definition of Project for purposes of this Agreement unless specifically noted otherwise.

                  "Project Site" shall mean the real property to be leased or purchased by DIG from ROUGE, located in Dearborn, Michigan, and more particularly described in Exhibit A hereto.

                  "Rouge BFG Facilities" shall mean those existing facilities of a quality and type reasonably required to deliver BFG from the Blast Furnaces to the Point of Interconnection, including pipeline(s), flare stack, and new metering facilities, pressure monitoring equipment, and other facilities reasonably necessary to effectuate the purposes of this Agreement.

                  "Rouge Site" shall mean the property located in Dearborn Michigan within the boundaries shown on Exhibit B.

                  "Term" shall mean the original term of this Agreement and any extensions hereto, as set forth in Section 12.01.

        1.02      INTERPRETATIONS; HEADINGS.

                  (a) Definitions of terms used herein and in the Exhibits hereto shall be equally applicable to both the singular and plural forms of the terms defined.

                  (b) The Table of Contents and the headings herein and in the Exhibits hereto are intended for convenience only and shall be disregarded in construing this Agreement.

                  (c) The provisions in any Exhibits take precedence over any provision in the body of this Agreement.

                                   SECTION 2

                         REPRESENTATIONS AND WARRANTIES

        2.01      REPRESENTATIONS AND WARRANTIES OF ROUGE.

                  (a) ROUGE represents that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to do business in the State of Michigan and has full power and authority to enter into this Agreement and to perform the terms hereof.

                  (b) ROUGE represents that the persons executing and delivering this Agreement on ROUGE's behalf are acting pursuant to proper authorization duly obtained and that this Agreement is the legal, valid and binding obligation of ROUGE, enforceable in accordance with its terms.

                  (c) ROUGE represents that the making and performance by ROUGE of this Agreement does not and will not violate the provisions of its Articles of Incorporation, Bylaws or any law, regulation or order of any Governmental Authority applicable to ROUGE, or result in a breach of, or constitute a default under, or require any consent or waiver which has not been obtained under, any agreement, instrument or document, or the provisions of any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority affecting ROUGE.

                  (d) ROUGE represents that as of the date hereof, no suit, action or arbitration or legal, administrative, or other proceeding is pending or, to the best of its knowledge, has been threatened against ROUGE that would affect the validity or enforceability of this Agreement or the ability of ROUGE to fulfill its commitments hereunder, or that would, if adversely determined, having material adverse effect on the business or financial condition of ROUGE.

        2.02      REPRESENTATIONS AND WARRANTIES OF DIG.

                  (a) DIG represents that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan, is authorized to conduct business in the State of Michigan and has full power and authority to enter into this Agreement and to perform the terms hereof.

                  (b) DIG represents that the persons executing and delivering this Agreement on DIG's behalf are acting pursuant to proper authorization duly obtained and that this Agreement is the legal, valid and binding obligation of DIG, enforceable in accordance with its terms.

                  (c) DIG represents that the making and performance by DIG of this Agreement does not and will not violate the provisions of its Articles of Organization, Operating Agreement or any law, regulation or order of any Governmental Authority applicable to DIG, or result in a breach of, or constitute a default under, or require any consent or waiver which has not been obtained under, any agreement, instrument or document, or the provisions of any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority affecting DIG.

                  (d) DIG represents that as of the date hereof, no suit, action or arbitration or legal, administrative, or other proceeding is pending or, to the best of its knowledge, has been threatened against DIG that would affect the validity or enforceability of this Agreement or the ability of DIG to fulfill its commitments hereunder, or that would, if adversely determined, having material adverse effect on the business or financial condition of DIG.


                                   SECTION 3

                              CONDITIONS PRECEDENT

        3.01      ENFORCEMENT OF DIG'S OBLIGATIONS.

                  It shall be a condition precedent to DIG's obligations under this Agreement that by February 1, 1999, or such other date as indicated, the following events shall have occurred or shall have been waived by DIG:

                  (a) the timely receipt by DIG of possession of, and such other property rights as are necessary in the Project Site and the Rouge Site; and

                  (b) the execution of all of the Companion Agreements.

        3.02      ENFORCEMENT OF ROUGE'S OBLIGATIONS.

                  It shall be a condition precedent to ROUGE's obligations under this Agreement that the following events shall have occurred or shall have been waived by ROUGE: the execution of all of the Companion Agreements.

                                   SECTION 4

                           OBLIGATIONS OF THE PARTIES
        4.01      DESIGN.

                  (a) DIG shall provide all engineering services for the design and construction of the Project and DIG BFG Facilities.

                  (b) ROUGE shall make available to DIG (i) all available plans and drawings, necessary to permit DIG to design the DIG BFG Facilities and other interconnections of the Project with the Rouge Site, which include, plans and drawings of relevant interconnect points, and pipelines and (ii) access to a location for the Point of Interconnection.

                  (c) ROUGE shall maintain the Rouge BFG Facilities.

        4.02      GOVERNMENTAL PERMITS AND APPROVALS.

                  (a) DIG will, at its expense, apply for or maintain all permits, approvals, licenses and variances necessary for the construction and operation of the DIG BFG Facilities. ROUGE will assist DIG, as required, on a timely basis in obtaining all federal, state, and local permits and approvals and provide information necessary for the regulatory approvals.

                  (b) ROUGE will, at its expense, apply for or maintain all permits, approvals, licenses and variances necessary for the operation of the Rouge BFG Facilities. DIG will assist

        ROUGE, as required, on a timely basis in obtaining all federal, state, and local permits and approvals and provide information necessary for the regulatory approvals.

        4.03      CONSTRUCTION OF THE PROJECT.

                  (a) DIG shall bear the costs of construction, start up, testing, maintenance and operation of the Project, including the DIG BFG Facilities and the Point of Interconnection. ROUGE agrees to reasonably cooperate with DIG to facilitate the installation of BFG pipelines and all DIG BFG Facilities.

                  (b) DIG will use appropriate building trades union labor for the construction phase of the Project, which includes the period through final completion of the Project. During the construction phase only, in the event there is a construction trades strike that occurs outside the reasonable control of DIG the Parties will extend the contract starting date in Section 12 for BFG purchases for a period equal to the duration of the strike.

                  (c) DIG will minimize and coordinate with ROUGE any potential interference with any ROUGE operations during the construction, inter-tie and operation of the Project. DIG will perform the inter-tie during Blast Furnace scheduled maintenance outages.

        4.04      OPERATION OF ROUGE BFG FACILITIES.

                  ROUGE shall have the responsibility to operate the Rouge BFG Facilities in accordance with good engineering and safety practices including providing real-time electronic direct read access to pipeline pressures and shall bear all operating costs and other expenses associated with same.

        4.05      OPERATION AND MAINTENANCE OF THE PROJECT AND DIG BFG
                  FACILITIES.

                  DIG shall have the responsibility to operate the Project and the DIG BFG Facilities in accordance with good engineering and safety practices and shall bear all operating costs and other expenses associated with the Project.

                  DIG shall reduce the consumption of BFG in its BFG boilers or take other appropriate action if the pressure at the Point of Metering falls below 55 in.w.c. DIG shall operate the Project so as to ensure that BFG is not flared in excess of ROUGE BFG permit limits.

        4.06      REASONABLE EFFORTS AND COOPERATION.

                  Each Party shall provide such assistance and support as may reasonably be required by the other Party in identifying and preparing applications for permits, authorizations and licenses and making all necessary arrangements for accomplishing the purposes of this Agreement.


                                   SECTION 5

                            SALE AND PURCHASE OF BFG

        5.01      EXCLUSIVE CUSTOMER.

                  In accordance with the terms and conditions of this Agreement and expressly subject to Section 10, on the BFG Delivery Date and thereafter during the term of this Agreement,

        ROUGE hereby agrees to sell and DIG agrees to accept and purchase from ROUGE all of the BFG produced from operation of the Blast Furnaces net of the BFG used in the Blast Furnace stoves. DIG may, at its option, have ROUGE flare BFG in accordance with the BFG air permit. Additionally, ROUGE shall have the right to retain up to ten (10) percent of the BFG produced (net of the Blast Furnace stove usage) for use in ROUGE's operations. ROUGE shall not sell BFG produced at the Rouge Site to any third-party without the written consent of DIG. DIG shall purchase BFG, on an 'AS-IS, WHERE-IS" (including, but not limited to, pressure, volume, temperature, content, and moisture) basis.

        5.02      AMOUNT AND TYPE OF SERVICE.

                  (a) Quantity. There are no minimum delivery or receipt obligations under this Agreement. The maximum delivery quantity under this Agreement is fourteen million five hundred thousand (14,500,000) standard cubic feet per hour, unless ROUGE has provided DIG with at least twenty-four hours advanced notice and DIG is able to operate the third BFG boiler in which case the maximum delivery quantity is eighteen million eight hundred and fifty thousand (18,850,000) standard cubic feet per hour.

                  (b) Type of Service The hours of service are 24 hours per day every day.

                  (c) Test Gas. Prior to the BFG Delivery Date, ROUGE shall deliver to DIG such quantities of BFG as may be necessary for purposes of testing and start-up of the Project and as the Parties mutually agree upon (including good faith estimates of usage) at the prices provided for in Exhibit D.

        5.03      NOTICE REQUIREMENTS.

                  (a) Prior to the BFG Delivery Date, DIG and ROUGE shall establish communication procedures designed to keep both informed at all times as to the status of the DIG's ability to receive BFG from the Project.

                  (b) Not later than sixty (60) days prior to commencement of each calendar year, ROUGE shall notify DIG of its good faith estimate of the quantity of BFG to be produced during the succeeding 12-month period and a schedule of BFG production on a monthly basis. Thereafter, ROUGE shall notify DIG of any known adjustment or modification of said estimated quantity or schedule not less than five (5) days prior to commencement of each calendar month. However, the quantity of BFG to be supplied by ROUGE pursuant to this Agreement shall not be limited by such estimates.

                  (c) ROUGE's designated employee shall notify DIG's designated employee of any planned changes to estimated quantity or schedule to any work shift's estimated schedule prior to the beginning or any eight (8) hour work shift affected by such change.

                  (d) The Parties recognize that other detailed and continuing exchanges of information will be necessary in order to optimize the design, construction, operation and maintenance of their respective systems and equipment, consistent with their respective rights and responsibilities under this Agreement. To that end, each Party shall notify the other of the individual employee or employees responsible for exchanging information with the other Party and for resolving issues which may arise or be expected to arise affecting design, construction, operation and maintenance of the Project and delivery of BFG under this Agreement. Resolution of such issues including the procedures for communication specified above shall be in writing, executed by authorized employees of both Parties.

        5.04      DISCLAIMER OF WARRANTY.

                  ROUGE does not in any way warrant the fitness of the BFG for the particular purpose for which DIG intends or may intend to use the BFG.

        5.05      RISK OF LOSS.

                  All right, title, and interest in and to any BFG delivered shall pass from ROUGE to DIG at the Point of Interconnection. ROUGE shall have the risk of loss of all BFG to be delivered up to and at the Point of Metering, and DIG shall have the risk of loss of all BFG delivered from and after the Point of Metering, except in the case of loss between the Point of Metering and the Point of Interconnection due to a malfunction of the ROUGE BFG Facilities, or the failure of ROUGE to properly operate or maintain the ROUGE BFG Facilities. Liability for all damages caused by or arising out of the BFG delivered shall lie with the Party responsible for the risk of loss in this Section 5.05. Such Party shall indemnify the other Party hereto for such loss and damage pursuant to Section 18 of this Agreement.

                                   SECTION 6

                               MEASUREMENT OF BFG

        6.01      MEASUREMENT OF BFG.

                  ROUGE shall install, inspect, operate and maintain at its expense, metering equipment and instrumentation for the measurement of BFG sold to DIG and such other data as necessary for the sale of BFG to DIG and the computation of the invoices required by Section 9.02. The metering system shall be capable of measuring the aggregate quantity and heating value of BFG (as measured by HHV) delivered to the Project and received by DIG, however, ROUGE may provide an accurate methodology to determine the heating value of the BFG (as measured by HHV) in lieu of metering for heating value, provided such methodology is approved by DIG. DIG shall have access to such instrumentation, but the reading, calibrating and adjusting thereof and changing of the charts shall be done only by ROUGE. The determination of the total quantities of BFG delivered to DIG shall be made by the ROUGE instrumentation. ROUGE shall test its metering system at least annually, or more frequently if reasonably requested by DIG with such additional tests being at the expense of DIG if such test finds that the equipment readings are within the parameters of Section 6.02(a), and at the expense of ROUGE if such test find that the equipment readings are within the parameters of
        Section 6.02(b). DIG shall have the right to have a representative present at all tests. The records from such measuring equipment shall remain the property of their owner, but upon request, each will submit to the other its records and charts, together with calculations therefrom, for inspection and verification, subject to return within ten
        (10) days after receipt thereof.

        6.02      ESTIMATION OF BFG WHEN METERING EQUIPMENT IS NOT FUNCTIONING.

                  The quantity of BFG delivered hereunder during periods when the measuring equipment is out of service or registering inaccurately shall be estimated as follows:

                  (a) If, upon test, any measuring equipment, the readings of which are used in the registration, integration, or computation of quantities of BFG hereunder, is found to be in error to the extent that it introduces not more than two percent (2%) measurement error in the individual measuring equipment affected, previous records of such equipment shall be considered accurate.

                  (b) If, upon test, any such above measuring equipment is found to be inaccurate to the extent that it causes the registered or computed quantities of BFG to be in error by an amount exceeding two percent (2%) at a recording corresponding to the average hourly rate of flow through the instrument(s) in the period since the last preceding test, then any registrations, integration, or computed quantities of such instruments shall be corrected to zero error for any part of the period since the last test in which such error is known to have existed or which may be agreed upon by representatives of the Parties. In case the period of such error is not known definitely or agreed upon, such correction shall be for one-half (1/2) of the quantity or BFG delivered since the later of the date of the last test or the last undisputed invoice.

                  (c) If no tests have been performed to determine the degree of inaccuracy, or measuring equipment is out of service, the quantity of BFG shall be estimated:

                      (1) by using the registration of any existing and agreed upon check equipment considered by Parties to be registering accurately, or, in the absence of such check equipment;

                      (2) by correcting the error in quantity or percentage of error as is ascertainable by calibration, test, or mathematical calculation (including reliance upon DIG's records of fuel consumption), or if neither of the two foregoing procedures is applicable;

                      (3) by relating the quantity of delivery to deliveries during the periods under similar conditions when the measuring equipment was deemed to have been registering accurately.

                  Each Party shall preserve for a period of at least two (2) years at all test data, charts and other similar records.


                                   SECTION 7

                             [INTENTIONALLY BLANK]

                                   SECTION 8

                              PAYMENT CALCULATIONS

        8.01      PAYMENTS.

                  The amount payable by DIG to ROUGE pursuant to each monthly invoice shall be the monthly delivery of BFG stated in MMBTU (as measured by HHV) multiplied by the applicable rate in Exhibit D. ROUGE may calculate the MMBTU by using statistically accurate methodology to determine MMBTU/cubic foot multiplied by the actual volumes delivered in cubic feet, provided such units of volume are standardized.

        8.02      EXTENSION TERM PRICING

                  If ROUGE elects to extend this Agreement in accordance with
        Section 12, the Parties shall meet to discuss the rates for BFG for the relevant extension term. If the Parties cannot agree to a price prior to the end of the expiring term, price shall be determined in accordance with the formula in Exhibit D.

        8.03      NO OTHER CHARGES

                  The rates shown on Exhibit D are inclusive of any and all service charges, surcharges, fees, and taxes in existence as of the date of this Agreement or as may be levied from time to time during the term of this Agreement, except as may otherwise be mutually agreed.

                                    SECTION 9

                 PAYMENTS; BILLING; INTEREST ON PAST-DUE AMOUNTS

        9.01     PAYMENTS.

                  All calculations for payments due ROUGE shall be based on a calendar month.

        9.02      BILLING.

                  Beginning with the calendar month immediately following the calendar month in which the BFG Delivery Date shall occur and until this Agreement shall terminate pursuant to Sections 12.01 or 14.02, ROUGE shall deliver to DIG within ten (10) days after the first day of each calendar month an invoice with respect to the sales of BFG during the preceding calendar month to the Point of Metering. Each invoice shall include all necessary information and support documentation for calculation of the payments required pursuant to Section 9.

        9.03      INTEREST ON PAST-DUE AMOUNTS.

                  The net amount due and payable to ROUGE as stated in the invoice shall be due and payable within 30 days of receipt in immediately available funds. Invoices not fully paid shall be subject to interest charges on the unpaid balance equal to the sum of the prime lending rate as charged from time to time by Chase Manhattan Bank, or any successor thereto, plus one hundred (100) basis points per annum compounded annually based upon a 365-day year, from the date of presentment until the unpaid balance is paid in full. The prime rate in effect on the first day of any month shall be used in calculating any interest charges which may be due in that month on unpaid invoices and interest charges.

        9.04      FAILURE TO PAY.

                  If DIG fails to pay for BFG and any interest when due, as set forth in Section 9.02, ROUGE will notify DIG of the delinquency in writing and attempt to reach the designated party in Section 16 by telephone as a further notice. Thereafter, if payment in full has not been made within forty-five (45) days of the date of the delinquency notice, in addition to charging interest pursuant to Section 9.03, ROUGE may deduct the amount of the delinquency from the next invoice for steam or electricity from DIG or take any other action permitted by law or equity.

        9.05      DISPUTED INVOICES

                  In the event of any dispute as to all or any portion of an invoice, DIG shall nevertheless pay the full amount of the disputed charges when due and may serve notice upon ROUGE that the amount of an invoice is in dispute, in which event the provisions of Section 19 shall be applicable. Any charges which are returned as a result of such arbitration shall bear interest from the date of payment by DIG to the date of refund at the rates provided for in Section 9.03. Subject to the adjustments provided for in Section 6, DIG hereby waives the right to dispute any invoice after a period of two years from the date such invoice becomes due and payable.


                                   SECTION 10

                            ENVIRONMENTAL COMPLIANCE

                  The Parties understand and agree that DIG is required to apply for environmental air permits based upon the current parameters of the BFG. DIG shall provide its air permit application to ROUGE for review. The Parties understand and agree that DIG's obligation to accept and purchase BFG is dependent upon the ability to burn BFG in compliance with applicable environmental laws and permits. DIG may, upon notice to ROUGE, reduce or temporarily suspend its purchases of BFG to remain in compliance with such environmental laws and permits if such non-compliance is solely a result of a material change in the trace element composition of BFG and not due to a failure by DIG to properly design, maintain or operate the Project. In all instances when purchases are reduced or suspended due to the operation of this section, the appropriate Party shall use all reasonable efforts to make the necessary modifications, including permit modifications, in order to resume the delivery and receipt of BFG, and the other Party shall reasonably cooperate for the attainment of such compliance.

                                   SECTION 11

                             [INTENTIONALLY BLANK]

                                   SECTION 12

                             TERM OF THIS AGREEMENT

        12.01     TERM OF THIS AGREEMENT.

                  The original term of this Agreement shall begin on the BFG Delivery Date and shall end on December 31, 2015 (the "Original Termination Date"). ROUGE may extend the term of this Agreement for three further terms of five (5) years each by providing written notice thereof to DIG no later than eighteen (18) months prior to the Original Termination Date or the termination date of each such five (5) year extension period, as applicable, and further provided ROUGE extends the Steam Sales Agreement between DIG and ROUGE for the applicable period.

        12.02     DETERMINATION OF BFG DELIVERY DATE

                  DIG will provide a target date for commencement of regular BFG acceptance in a notice given at least sixty (60) days prior to the targeted date. When DIG is able to provide Electricity and steam or a continuous basis, DIG will transmit a second written notice to ROUGE stating that (i) the Project is ready to accept regular deliveries of BFG and produce steam and electricity sufficient to allow for the shut down of the Powerhouse on a BFG Delivery Date, to be mutually agreed upon but not less than fifteen (15) days from the date of such notice, and (ii) all required permits, approvals and variances from any governmental authority necessary to commence BFG deliveries from the Project have been obtained. On and after the BFG Delivery Date, the Project shall accept, and ROUGE shall deliver BFG in accordance with
        Section 5.01.


                                   SECTION 13

                                  FORCE MAJEURE

        13.01     FORCE MAJEURE.

                  (a) "Force Majeure" shall mean any event or circumstance or combination of events or circumstances that materially and adversely affects any Party in the performance of its obligations in accordance with the terms of this Agreement, but only if and to the extent that such events and circumstances are not within the affected Party's reasonable control, and which the affected Party could not have prevented through reasonable skill and care, but limited to those circumstances or events which are specifically identified in this Section.

                  (b) Force Majeure circumstances and events shall be limited to the following events to the extent that they or their consequences (it being understood that if a causing event is within the reasonable control of an affected Party, the direct consequences shall also be deemed to be within such party's reasonable control) satisfy the above requirements:

                      (i) act of war (whether declared or undeclared), hostile or warlike action by an agent of a government or sovereign power, acts of foreign enemies of the United States government (whether accorded diplomatic recognition or not), revolution, rebellion or insurrection, exercise of military or usurped power, or any attempt at usurpation of power;

                      (ii) the inability to obtain the required supply of water from the Circulating Water system at the Rouge Site in sufficient quantities to operate the Project for the Rouge Site due to a failure of ROUGE or FORD to exercise reasonable care in maintaining or operating the system; or

                      (iii) any governmental agency's unreasonable delay, denial or refusal to grant or renew, or any unreasonable revocation of, any required permit, license, approval or authorization, including governmental authorizations, provided that such adverse governmental action or inaction did not result from a Party's non-compliance with any applicable law or any condition to the granting or maintenance of any such permit, license, approval or authorization, and provided that such impacted Party diligently pursues all legal remedies available to alleviate such unreasonable delay, denial, refusal or revocation of such governmental authorization.

        13.02     RESTRICTIONS.

                  Notwithstanding that an event of Force Majeure may otherwise exist, the provisions of Article 13 shall not in any event excuse any failure to pay or any delay in paying money due and owing under this Agreement.

        13.03     NOTIFICATION OBLIGATIONS.

                  (a) The Party claiming Force Majeure shall give notice to the other Party of any event or circumstance of Force Majeure as soon as reasonably practicable.

                  (b) The Party claiming Force Majeure shall give notice to the other Party of (i) the cessation of the relevant event or circumstance of Force Majeure and (ii) the cessation of the effects of such event or circumstance of Force Majeure on the enjoyment by such Party of its rights or the performance by such Party of its obligations under this Agreement as soon as practicable after becoming aware of the events described in each of clauses (i) and (ii) above.

        13.04     OTHER CONSEQUENCES.

                  Except as otherwise provided in this Article, neither Party shall be responsible or liable for any breach or deemed breach of this Agreement due to its failure or delay in performing its obligations hereunder due to an event of Force Majeure for such period as the event of Force Majeure continues.

        13.05     MEETING BETWEEN THE PARTIES

                  In the event a Force Majeure event lasts more than sixty (60) days, the Parties shall meet to discuss and determine whether it would be mutually beneficial to terminate this Agreement.

                                   SECTION 14

                            DEFAULT AND TERMINATION

        14.01     EVENTS OF DEFAULT.

                  Any of the following occurrences or events, whether caused by DIG or ROUGE, shall constitute a default under this Agreement:

                  (a) Failure by either Party to make payment of any amounts due the other Party under this Agreement, which failure continues for a period of thirty (30) days after receipt of written notice of such nonpayment pursuant to Section 9.04.

                  (b) Failure by either Party to perform fully any other provision of this Agreement or any of the material provisions of the Companion Agreements to which both Parties hereto are a party to, and
        (i) such failure continues without cure for a period of one hundred twenty (120) days after written notice of such nonperformance or (ii) if the nonperforming Party shall commence cure within such one hundred twenty (120) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period as shall be necessary for such Party to cure the same with all due diligence.

                  (c) If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of either Party or of any of the property of either Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty
        (60) days after the entry thereof; or if a petition to declare bankrupt or to reorganize a Party pursuant to any of the provisions of the Federal Bankruptcy Act, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be stayed or dismissed within sixty (60) days after such filing.

                  (d) If either Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Act, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make a general assignment for the benefit of its creditors (other than for DIG to make payments to financing parties if required under the terms of a financing referred to under Section 17); or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any party of its property.

                  In the event that either Party is in default under this Agreement, the defaulting Party may, within thirty (30) days following receipt of notice from the non-defaulting Party of such default, (i) cure the default or institute appropriate curative action or (ii) in the event of a default specified in paragraphs (b), (c), or (d) of Section 14.01, provide assurances satisfactory to the non-defaulting Party of its future performance of its obligations under this Agreement. If the default is not so cured, or if such assurances are not so provided; this Agreement may be terminated without obligation to or recourse by the defaulting Party on thirty (30) day's notice by the non-defaulting Party to both the defaulting Party and, in the case of a notice to DIG any lender of the Project which requires such notice.

                                   SECTION 15

                      WAIVERS; AMENDMENTS AND MODIFICATIONS

        15.01     WAIVERS.

                  No Party shall be deemed to have waived any right hereunder unless such Party shall have delivered to the other Party hereto a written waiver signed by an officer of such waiving Party. Any Waiver of right under this Agreement shall be narrowly construed and shall relate only to the specific right and the specific instance detailed in the written notice of waiver which may be conditioned in any way. The failure of either Party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver, and no waiver of any provision on any given occasion shall be construed as a waiver on any other occasion or of any other provision.

        15.02     AMENDMENTS AND MODIFICATIONS.

                  This Agreement may be amended or modified only by a written instrument signed by both ROUGE and DIG..

                                   SECTION 16

                                     NOTICES

        16.01     NOTICES.

                  All notices required to be given in writing hereunder shall, unless the contrary is specified in this Agreement, be given to the respective Parties at the following address, or at such other addresses as the Parties respectively may designate in writing to each other by hand-delivery or registered mail:

        If to DIG, addressed to:        DIG
                                        c/o CMS Generation Co.
                                        330 Town Center Drive
                                        Dearborn, Michigan 48126
                                        Attn: Vice President - Operations

        With a copy to:                 DIG
                                        c/o CMS Generation Co.
                                        330 Town Center Drive
                                        Dearborn, Michigan 48126
                                        Attn: General Counsel

        If to ROUGE, addressed to:      Rouge Steel Company
                                        3001 Miller Road,
                                        P.O. Box 1699
                                        Dearborn, Michigan 48121
                                        Attn: Chief Financial Officer

        with a copy to:                 Rouge Steel Company
                                        3001 Miller Road,
                                        P.O. Box 1699
                                        Dearborn, Michigan 48121
                                        Attn: General Counsel

                  The parties shall also notify each other of the addresses for invoices and routine billing correspondence.

                  Any such Notice shall be deemed to have been given as of the date so delivered by hand, or in the case of a mailed or express delivered notice, when received at the respective addresses referred to above.

                                   SECTION 17

                                  ASSIGNABILITY

        17.01     NON-ASSIGNABILITY.

                  Except as provided in this Section 17, this Agreement shall not be assigned, transferred or otherwise alienated by either ROUGE or DIG without the prior written consent of the other party, which consent will not be unreasonably withheld, and any attempted assignment, transfer or alienation without such consent shall be void, provided, however that ROUGE may assign this Agreement to any Affiliated Company upon giving thirty (30) days prior written notice to DIG and further provided that ROUGE shall guaranty the continuing performance of the assignee for the remaining term of the Agreement. All covenants and provisions of this Agreement for the benefit of the parties shall inure to the benefit of their respective successors and assigns as permitted by the provisions of this paragraph. Affiliated Company shall mean any company in which ROUGE controls directly or indirectly twenty (20%) or more of the voting stock.

        17.02     PERMITTED ASSIGNMENT.

                  DIG has the right to mortgage, assign, hypothecate, pledge, or encumber its interest in this Agreement to a parent or affiliated company (including any general or limited partnership in which DIG or any affiliate of DIG is a general partner) or to any financing party. ROUGE hereby consents to such assignment and to any subsequent assignments by such parent or affiliated company or financing party or any subsequent assignee, provided that, unless otherwise agreed by ROUGE and DIG no such assignment shall relieve DIG of its obligations or liabilities incurred until the effective date of the assignment, and provided further that DIG shall guaranty the continuing performance of the assignee for the remaining term of the agreement. ROUGE agrees to execute a written consent and estoppel certificate to effectuate any assignment permitted under this Agreement.

                                   SECTION 18

                    LIABILITIES AND INDEMNITIES; LEGAL FEES;

                             COMPUTATION OF DAMAGES

        18.01     LIABILITIES AND INDEMNITIES.

                  (a) DIG shall indemnify and hold harmless ROUGE and its parents and affiliates, and its or their respective directors, officers, representatives, agents, employees and contractors, respectively, from and against any and all liability whatsoever for losses, damages, claims, charges or expenses, including attorneys' fees, on account of injury to or the death of any and all persons, and on account of loss of or damage to any and all property, or on account of any violation of law, rule, or regulation of a governmental authority of any level resulting from or arising out of or in way connected with the design, construction, operation or maintenance of the Project, unless caused by the sole negligence, gross negligence or willful misconduct of an officer, director, agent, employee or independent contractor of ROUGE.

                  (b) ROUGE shall indemnify and hold harmless DIG, and its parents and affiliates, and their respective assignees and its or their respective directors, officers, representatives, agents, employees and contractors, respectively, from and against any and all liability whatsoever for losses, damages, claims, charges or expenses, including attorneys' fees, on account of injury to or the death of any and all persons, and on account of loss of or damage to any and all property, or on account of any violation of law, rule, or regulation of a governmental authority of any level resulting from or arising out of or in way connected with the performance of ROUGE's obligations hereunder, unless caused by the sole negligence, gross negligence or willful misconduct of an officer, director, agent, independent contractor or employee of DIG.

        18.02     LIMITATION OF LIABILITY.

                  Neither Party shall be liable to the other Party in contract, tort, warranty, strict liability or any other legal theory for any indirect, consequential, incidental, punitive or exemplary damages sustained by the other Party as a result of failure by the first Party to perform any of its obligations under the Agreement, regardless of whether such failure was the result of negligence of the first Party or its employees or agents to perform any of its obligations under the Agreement.

        18.03     DUTY TO MITIGATE

                  Each Party shall use reasonable efforts to mitigate the effects of any event or circumstance which causes a claim of liability or damages under this Agreement and to cooperate to develop and implement a plan of remedial and reasonable alternative measures to remove the event or circumstance. Upon the cessation of the event or circumstance, the Party affected thereby shall make its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.

                  DIG shall, as part of the obligations of this paragraph, develop and maintain contingency plans for the removal of Force majeure events which plans shall include sources of replacement equipment.

                                   SECTION 19

                          DISPUTE RESOLUTION PROCEDURES

        19.01   IF A DISPUTE ARISES

                  If a dispute arises between the parties relating to this Agreement, the following procedure shall be followed except that either party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

                  (1) Meeting - The parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a party of any remedies to which such party will otherwise be entitled hereunder.

                  (2) Alternate Dispute Resolution - If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to meet to select an appropriate form of alternative dispute resolution to resolve the matter in a timely and mutually satisfactory way.

        19.02     ARBITRATION

                  If the parties are not successful in negotiating a resolution to the dispute, or can not select an appropriate form of alternative dispute resolution within a reasonable time, or such alternative dispute resolution fails to settle the dispute, then the parties agree to submit the dispute to binding arbitration in accordance with the commercial rules of arbitration of the American Arbitration Association by a sole arbitrator and to bear equally the costs of the arbitration. Arbitration shall take place in the City of Dearborn, unless otherwise agreed by the parties. The substantive and procedural law of the State of Michigan shall apply to the proceedings. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. This section is subject to the Federal Arbitration Act, 9 USC ss. 1 et seq. and judgement upon the award rendered by the Arbitrator, if any, may be entered by any court having jurisdiction thereof.

                                   SECTION 20

                                 DIG'S FINANCING

        20.01     DIG'S FINANCING.

                  ROUGE recognizes that DIG will be obtaining non-recourse financing to construct and operate the Project, which financing may be from investors or from one or more financial institutions, and hereby agrees to provide DIG with such information, documents and records as

        DIG may reasonably request in connection with DIG's efforts to obtain such financing, and the Parties agree to meet to discuss and to attempt to come to mutually satisfactory agreements for amendments to the Agreement which may be made upon the reasonable request of such investors of financial institutions, provided such request does not materially affect the economic benefits to or risk undertaken by a Party under this Agreement.

                                   SECTION 21

                                  MISCELLANEOUS

        21.01     ENTIRE AGREEMENT.

                  This Agreement, together with the Exhibits attached hereto and made a part hereof, supersedes and cancels any and all previous agreements, discussions or negotiations between the Parties and contains the entire agreement of the Parties with respect to the subject matter of this Agreement.

        21.02     NO DRAFTING PRESUMPTION.

                  No presumption shall operate in favor of or against any Party as a result of any responsibility that any Party may have had for drafting this Agreement.

        21.03     INDEPENDENT CONTRACTOR.


                  Each Party hereto shall be deemed to be an independent contractor in the performance of its obligations hereunder. The Parties hereto expressly agree that this Agreement shall not create sin agency, joint venture or partnership relationship.

        21.04     SEVERABILITY.

                  If any term or provision of this Agreement, or the application thereof to any person or circumstance is rendered or declared illegal for any reason and shall be invalid or unenforceable, such portion shall be ineffective to the extent of such invalidity or unenforceability but the remainder of this Agreement and the application of such term or provision to other persons or circumstances shall not be affected thereby but shall remain in full force and effect and shall be enforced to the greatest extent permitted by applicable law, unless such an event materially alters the Parties' intent as expressed in this Agreement.

        21.05     GOVERNING LAW.

                  This Agreement, and all provisions hereof, shall be governed by and interpreted in accordance with the laws of the State of Michigan, without regard to its choice of law provisions.

        21.06    CONFIDENTIALITY

                  The Parties hereto agree that the prices, terms and conditions contained in this Agreement shall not be disclosed to third parties without the prior written consent of the other party; provided, however, disclosure is permitted to the extent such disclosure is required by a party providing financing to DIG, independent financial auditors of a Party, or construction contractor for the Project, and such party is bound by non-disclosure obligations at least as stringent as those contained in this Section, or as required by rule of law, court or governmental agency order or subpoena, but only to the extent so ordered, and provided that the Party so ordered shall attempt to obtain a protective order, or rule of a recognized stock exchange.

                  The Parties will use at least a reasonable degree of care to prevent disclosure of such confidential information to others. (Reasonable care means that degree of care each party uses to prevent unauthorized disclosure of its own confidential information to third parties). Such obligation shall not apply to information which:

                  (a) becomes publicly known through no wrongful act of a Party;

                  (b) is explicitly approved for release by written authorization of the other Party. Such obligation shall terminate upon the expiration or termination of this Agreement.

        21.07     DAMAGE, DESTRUCTION OR CONDEMNATION.

                  This Section shall apply in the event that all or any portion of the Project or DIG BFG Facilities or the Project Site is condemned, appropriated, damaged, or destroyed.

                  (a) to the extent that it is feasible for DIG, it will use all reasonable efforts to replace any portion of the Project, Project Site or DIG BFG Facilities which has been damaged, destroyed, or condemned.

                  (b) to the extent that it is not feasible to replace any
                      portion of the Project, the Parties will enter into negotiations to amend the Agreement, if appropriate.

        21.08     COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts which, taken together, shall constitute a single instrument.

                  IN WITNESS WHEREOF, the Parties have executed multiple originals of this Agreement as of the date first set forth above.

                                        ROUGE STEEL COMPANY

                                        By: /s/ Gary P. Latendresse
                                           --------------------------------

                                        Name: Gary P. Latendresse
                                             ------------------------------

                                        Title: EVP & CFO
                                              -----------------------------


                                        DEARBORN INDUSTRIAL GENERATION, LLC

                                        By: CMS Generation Co., Member

                                        By: /s/ Rodney E. Boulanger
                                           --------------------------------

                                        Name: Rodney E. Boulanger
                                             ------------------------------

                                        Title: PRESIDENT & CEO